Exhibit 10.1
SIMS GROUP LIMITED
RULES OF THE DIVIDEND REINVESTMENT PLAN
1.	Definitions and interpretation
1.1	In these Rules, unless the context otherwise requires:

Allocation means the issue of new Shares or the transfer of Shares acquired in the market for the purposes of the DRP, to Participants under the DRP, as the case may be, and Allocate and Allocated have corresponding meanings.

Allocation Price means the price at which Shares will be Allocated under the DRP calculated in accordance with rule 7.5.

ASX means Australian Stock Exchange Limited (ABN 98 008 624 691).

Average Market Price during a Pricing Period means the arithmetic average (rounded to the nearest cent) of the daily volume weighted average market price of all Shares sold on the ASX automated trading system during that Pricing Period, excluding trades otherwise than in the ordinary course of trading (including any transaction defined in the ASX Business Rules as ‘special’, crossings prior to the commencement of normal trading, crossings during the closing phase and the after hours phase, exercises of options over Shares, any overnight crossings and any other sales which the Board considers may not be fairly reflective of natural supply and demand).

Board means the board of directors of Sims Group.

Discount means the percentage discount (if any) determined by the Board from time to time to be applied in calculating the Allocation Price per Share under rule 7.5.

Dividend means any dividend announced and payable by Sims Group on Shares and includes any distribution in relation to any other security that the Board determines may participate in the DRP.

Dividend Payment for a Shareholder means the Dividend multiplied by the number of Shares held by that Shareholder as at the relevant Dividend Record Date, less any withholding tax or any other amounts Sims Group is entitled or required to deduct from the payment.

Dividend Payment Date means the date on which the Dividend is payable, as announced by Sims Group.

Dividend Record Date means the date and time, as determined by the Board, at which a person holds or is taken to hold Shares for the purpose of determining the entitlement of Shareholders to Dividends.

DRP means the Plan to which these Rules apply, as varied from time to time.

Eligible Shareholder has the meaning given in rule 2.

Full Participation means a degree of participation in the DRP under which all of a Participant’s Shares from time to time (subject to the Maximum Participating Holding (if any)), including Shares subsequently acquired by the Participant under the DRP or otherwise, are Participating Shares.

Listing Rules means the listing rules of ASX and any other rules of ASX which are applicable while Sims Group is admitted to the official list of ASX, except to the extent of any waiver by ASX.

Maximum Participating Holding means the number of Shares (if any) determined by the Board from time to time under rule 4.1(b).

Minimum Participating Holding means the number of Shares (if any) determined by the Board from time to time under rule 4.1(a).

Partial Participation means less than a Shareholder’s full holding of Shares (or less than the Maximum Participating Holding (if any)) are Participating Shares.

Participant means a Shareholder some or all of whose Shares are Participating Shares.

Participating Shares means Shares which a Participant has validly specified for participation in the DRP or which are otherwise taken under these Rules to participate in the DRP.

Plan means the Sims Group Dividend Reinvestment Plan.

Plan Election Form means the form relating to the DRP used by an Eligible Shareholder to apply for, vary or terminate participation in the DRP, approved by the Board from time to time.

Pricing Period means such period as the Board may determine from time to time, being a period of not less than 5 Trading Days commencing on such date as the Board may determine (which date may be before, on or after the Dividend Record Date).

Related Body Corporate has the same meaning as in section 50 of the Corporations Act.

Rules means these rules of the DRP as varied from time to time.

Share means a fully paid ordinary share in the capital of Sims Group and may, at the discretion of the Board, include any other security, including convertible securities and debt instruments, issued by Sims Group or a Related Body Corporate of Sims Group from time to time.

Shareholder means a registered holder of Shares at a relevant Dividend Record Date.

Share Registry means the share registry that maintains the Share register of Sims Group from time to time.

Sims Group means Sims Group Limited (ABN 69 114 838 630).

Trading Day means a full day on which Shares are quoted, and not suspended from quotation or made subject to a trading halt on ASX, provided that a day on which ASX is closed or on which trading on ASX is suspended is not a Trading Day.

1.2	In these Rules headings are for convenience only and do not affect interpretation and:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined have a corresponding meaning; and

(d)	any reference in these Rules to any enactment, part of an enactment or the Listing Rules includes a reference to that enactment, part or those Listing Rules as from time to time amended, consolidated, re-enacted or replaced and, in the case of an enactment, all regulations and statutory instruments issued under it;

(e)	unless otherwise expressly stated, “including” means” including but not limited to” and “include” and “includes” have corresponding meanings; and

(f)	a reference to a body, whether statutory or not:
(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions.
2.	Eligibility to participate
2.1	Participation in the DRP is subject to these Rules.

2.2	Participation in the DRP by Eligible Shareholders:
(a)	is optional and voluntary;

(b)	is not transferable; and

(c)	may be varied or terminated at any time in accordance with rule 10.
2.3	Subject to rule 2.4 and rule 2.5, an Eligible Shareholder is, in respect of a particular Dividend Record Date, a person who, at that Dividend Record Date, was recorded in Sims Group’s Share register as a registered holder of at least the Minimum Participating Holding (if any) and whose address in Sims Group’s Share register:
(a)	is in Australia; or

(b)	is in a jurisdiction in which the Board is satisfied that the offer and issue or transfer of Shares under the DRP is lawful and practicable,

provided that the Board may determine that a Shareholder, or a class of Shareholders, are not Eligible Shareholders if they are, or hold Shares on behalf of other persons who are, resident outside the jurisdictions mentioned in paragraphs (a) and (b) of this rule 2.3.
2.4	The Board has the discretion to refuse to accept any person’s Shares for participation in the DRP and to suspend or withdraw any person’s Shares from participation if the Board considers that the participation of those Shares may breach any law, the Listing Rules or a provision of Sims Group’s constitution.

2.5	The Board is entitled to make a final determination as to whether any particular Shareholder is an Eligible Shareholder within the terms of these Rules or not, and to change any such determination, as and when it sees fit. In making this determination, the Board may consider, among other things, whether such participation would or may be impracticable, impossible or illegal and any actual or anticipated inconvenience or expense in allowing, or investigating the possibility of allowing, such participation.
3.	Application to participate and extent of participation
3.1	Application to participate in the DRP must be made on a Plan Election Form. Upon receipt by the Share Registry of a duly completed and executed Plan Election Form from an Eligible Shareholder, that Shareholder’s participation commences from the next Dividend Record Date.

3.2	The Board may determine that Eligible Shareholders may lodge a Plan Election Form electronically either through Sims Group’s website or that of an authorised third party. The availability of such facility (if any) will be referred to on Sims Group’s website and by notice to ASX. Any Plan Election Form lodged electronically must comply with the applicable terms and conditions of the electronic lodgement facility.

3.3	Participation may be either full or partial. A Plan Election Form must specify whether the Shareholder has elected Full Participation or Partial Participation, and if Partial Participation is indicated, the Plan Election Form must clearly specify the number of Shares that are to be Participating Shares.

3.4	Under Full Participation, all Shares registered in the Participant’s name from time to time (subject to the Maximum Participating Holding (if any)) are Participating Shares. Where a Shareholder is a full Participant, all Shares subsequently acquired by that Participant (whether under the DRP or otherwise) will be Participating Shares, subject to:
(a)	any subsequent disposal of Shares;

(b)	any changes to the extent of that Participant’s participation; and

(c)	the Maximum Participating Holding (if any).
3.5	Under Partial Participation, only that number of Shares specified in the Plan Election Form by the Shareholder as participating are subject to the DRP (subject to the Minimum Participating Holding (if any) or the Maximum Participating Holding (if any)).However, if at the relevant Dividend Record Date the number of Shares held by the Participant is less than the specified number of Shares, the DRP applies to the lesser number of Shares. Where a Shareholder is a partial Participant, Shares in excess of the number specified as participating that are subsequently acquired by that Shareholder (whether under the DRP or otherwise), will not participate in the DRP unless that Shareholder alters the participation level in accordance with rule 10. This means that where the Shareholder has disposed of Shares and then acquired more Shares, newly acquired Shares will participate up to the number originally specified.

3.6	If a Plan Election Form does not clearly indicate the level of participation in the DRP, it will be deemed to be an application for Full Participation.

3.7	If a shareholding account appearing in Sims Group’s Share register relates to a broker’s clearing account, or a trustee or nominee, and the broker, trustee or nominee notifies Sims Group that the relevant Shares are held for a number of different persons and specifies the number of Shares held for each of such persons as at a particular Dividend Record Date (although the names of such persons need not be specified), then each such holding shall, as at that Dividend Record Date, be taken to represent a separate Shareholder for the purpose of the Minimum Participating Holding (if any) and the Maximum Participating Holding (if any), and these Rules will be read and interpreted accordingly.

3.8	If an Eligible Shareholder has more than 1 holding of Shares and wishes to participate in the DRP with respect to 1 or more such holdings, a Plan Election Form must be lodged with respect to each separate shareholding that is to participate.

3.9	If Shares are jointly held by 2 or more Eligible Shareholders, all joint holders of such Shares must sign a single Plan Election Form for it to be valid. If 1 or more of the joint holders of the Shares is not an Eligible Shareholder, none of the joint holders can apply to participate in the DRP with respect to the Shares jointly held.
4.	Minimum and Maximum Participation
4.1	The Board may, from time to time, determine:
(a)	a minimum permitted number of Participating Shares per Participant; and/or

(b)	a maximum permitted number of Participating Shares per Participant, whether in respect of a particular Dividend, or Dividends generally.

4.2	If the Board makes a determination under rule 4.1, the determination will be notified on Sims Group’s website and provided by notice to ASX.

4.3	To the extent that a Plan Election Form has specified a number of Participating Shares in excess of a prevailing Maximum Participating Holding (including an election of Full Participation where the number of Participating Shares would otherwise exceed that limit), for so long as that limit applies:
(a)	the number of Participating Shares for that Participant for the purposes of these Rules is deemed to be that limit; and

(b)	any Shares specified in the Plan Election Form as Participating Shares in excess of that limit (including an election of Full Participation where the number of Participating Shares would otherwise exceed that limit) are deemed not to be Participating Shares, and any Dividend payable in respect of them will be paid by Sims Group in accordance with its usual arrangements for the payment of Dividends.
4.4	To the extent that a Plan Election Form has specified a number of Participating Shares less than a prevailing Minimum Participating Holding (including an election of Full Participation where the number of Participating Shares would otherwise be less than that limit), for so long as that limit applies:
(a)	the number of Participating Shares for that Participant for the purposes of these Rules is deemed to be zero; and

(b)	any Shares specified in the Plan Election Form as Participating Shares less than that limit (including an election of Full Participation where the number of Participating Shares would otherwise be less than that limit) are deemed not to be Participating Shares, and any Dividend payable in respect of them will be paid by Sims Group in accordance with its usual arrangements for the payment of Dividends.
5.	Acceptance and effectiveness of applications
5.1	Subject to rule 5.4, an Eligible Shareholder’s participation in the DRP will commence from the first Dividend Record Date following receipt by the Share Registry of the

Eligible Shareholder’s Plan Election Form and will continue for so long as the Plan Election Form is effective under rule 5.2.
5.2	Subject to rule 2.3, rule 5.3 and rule 5.4, a Plan Election Form validly submitted or otherwise accepted by the Board is effective:
(a)	from the date the Plan Election Form is received by the Share Registry;

(b)	in respect of a Dividend, only if it is received prior to the relevant Dividend Record Date;

(c)	until:
(i)	the Participant varies or terminates participation in the DRP pursuant to these Rules; or

(ii)	termination of the DRP; and
(d)	until the Participant ceases to be an Eligible Shareholder. The Plan Election Form will become effective again if and at such time as the Shareholder recommences to be an Eligible Shareholder.
5.3	A Plan Election Form received on or after a Dividend Record Date is not effective in respect of that Dividend but is effective from the next relevant Dividend Record Date.

5.4	The Board may:
(a)	accept or reject a Plan Election Form which is not properly completed or signed; and

(b)	correct any error in, or omission from, a Plan Election Form, prior to acceptance under rule 5.4(a).
6.	The significance of applying to participate
6.1	By applying to participate in the DRP, a Shareholder:
(a)	warrants to Sims Group that it is an Eligible Shareholder;

(b)	authorises Sims Group (and its officers or agents) to correct any error in, or omission from, its Plan Election Form;

(c)	acknowledges that Sims Group may at any time irrevocably determine that the applicant’s Plan Election Form is valid, in accordance with these Rules, even if the Plan Election Form is incomplete, contains errors or is otherwise defective;

(d)	acknowledges that Sims Group may reject any Plan Election Form;

(e)	consents to the establishment of a DRP account on its behalf;

(f)	consents to any residual balance produced by the calculation in rule 7.2 being dealt with in accordance with rule 7 (including the donation of the residual balance in its DRP account to 1 or more registered charities, in the circumstances set out in rule 7.3);

(g)	agrees to the appointment of a nominee or trustee nominated by Sims Group as the Participant’s agent to acquire Shares on market or off market, where

Sims Group decides to Allocate Shares to Participants by transferring existing Shares in accordance with rule 8;
(h)	acknowledges that Sims Group may arrange for the DRP to be fully or partially underwritten in respect of any one or more Dividends;

(i)	acknowledges that neither Sims Group nor the Share Registry has provided the applicant with investment, taxation or other advice and that neither has any obligation to provide this advice concerning participation in the DRP; and

(j)	unconditionally agrees to the Rules and agrees not to do any act or thing which would be contrary to the spirit, intention or purpose of the DRP,

in each case, at all times until termination of the DRP or of the Participant’s participation in the DRP.
7.	Reinvestment of Dividends and residual balances
7.1	Each Dividend Payment which is payable to a Participant in respect of Participating Shares will be applied by Sims Group on the Participant’s behalf in acquiring additional Shares by issue or transfer in accordance with these Rules.

7.2	Sims Group will establish and maintain a DRP account for each Participant. Sims Group will in respect of each Dividend payable to a Participant:
(a)	determine the Dividend Payment in respect of that Participant’s Participating Shares;

(b)	credit the amount in rule 7.2(a) to the Participant’s DRP account, and that payment constitutes payment of the Dividend on the Participant’s Participating Shares;

(c)	determine the maximum whole number of additional Shares which may be acquired under the DRP at the Allocation Price by dividing the amount in the Participant’s DRP account by the Allocation Price and rounding that number down to the nearest whole number;

(d)	on behalf and in the name of the Participant, subscribe for or purchase the number of Shares determined under rule 7.2(c) and debit the Participant’s DRP account with the total of the price for the Allocated Shares; and

(e)	retain in the Participant’s DRP account, without interest, any cash balance remaining except that Sims Group may on request by the Participant pay any such amount to the Participant (but is not obliged to do so).
7.3	A residual balance in a Participant’s DRP account will remain in the Participant’s DRP account until:
(a)	unless rule 7.3(b) or rule 7.3(c) applies, the next Dividend Payment Date, when it will be aggregated with any further Dividend Payment credited to the DRP account;

(b)	unless rule 7.3(c) applies, the next Dividend Payment Date, when it will be paid to the Participant along with, and (where practicable) by the same means as, the Participant’s Dividend Payment, if the DRP has been terminated by Sims Group pursuant to these Rules; or

(c)	if the Participant has ceased to participate in the DRP for any other reason, at the time of cessation of participation the Participant is taken to have directed

Sims Group to donate the amount on behalf of the Participant to 1 or more registered charities, nominated by the Board from time to time. Participants will not be issued with a receipt in connection with such a donation.
7.4	No interest will accrue to a Participant in relation to any residual balance recorded in the Participant’s DRP account.

7.5	Shares are Allocated under the DRP at the Allocation Price which is the Average Market Price of Shares (to a number of decimal places determined by the Board) during the Pricing Period, less the Discount (if any) determined by the Board, rounded to the nearest cent.

7.6	The Average Market Price must be calculated by the Board or another suitable person nominated by the Board, by reference to information the Board approves for that purpose from time to time. The determination by the Board or its nominee of the Allocation Price is binding on all Participants.

7.7	A Discount (if any) or Pricing Period may be different from one Dividend to the next, and either may be determined or varied by announcement on Sims Group’s website and to ASX at any time, but any such variation will not apply to Dividends already announced.
8.	Allocation of Shares
8.1	In the operation of the DRP for any Dividend Payment Date, Sims Group may, in its discretion, either issue new Shares or cause existing Shares to be acquired in the market for transfer to Participants (or undertake a combination of both options), to satisfy Sims Group’s obligations under these Rules.

8.2	If Sims Group determines to cause the transfer of Shares to Participants, those Shares may be acquired in the market in such manner as Sims Group considers appropriate.

8.3	All Shares newly issued under the DRP will, from the date of Allocation, rank equally in all respects with existing Shares unless the Board determines that they are not to participate in any offer of Shares open when the Shares are issued under the DRP.

8.4	Shares will be Allocated within the time required by ASX.

8.5	Shares Allocated pursuant to the DRP will be registered on the Share register on which the Participant already holds Shares or if the Participant holds Shares on more than 1 Share register, on the Share register which Sims Group determines.

8.6	Sims Group will make application promptly after each Allocation of newly issued Shares for quotation of those Shares on ASX.
9.	Despatch of DRP statements
On, or as soon as practicable after, each Dividend Payment Date, Sims Group must forward to each Participant a statement in a form determined by the Board that may include, for example:
(a)	the number of the Participant’s Participating Shares as at the relevant Dividend Record Date;

(b)	the amount of the relevant Dividend Payment in respect of the Participant’s Participating Shares (including any amounts deducted from the dividend payable);

(c)	the amount (if any) in the Participant’s DRP account immediately prior to the payment of the relevant Dividend;

(d)	the number of Shares Allocated to the Participant under these Rules and the date of Allocation of those Shares;

(e)	the cash balance (if any) retained in the Participant’s DRP account after deduction of the amount payable on Allocation of the additional Shares;

(f)	the Participant’s total holding of Shares after Allocation;

(g)	the Allocation Price of each Share Allocated to the Participant;

(h)	the franked amount (if any) of the Dividend Payment and the franking credit (if any) attached to the Dividend; and

(i)	any other matters required by law to be included, or which the Board considers appropriate to include.
10.	Variation or termination of participation
10.1	A Participant may at any time give written notice to Sims Group via the Share Registry using the Plan Election Form:
(a)	increasing or decreasing the number of Shares participating in the DRP; or

(b)	terminating participation in the DRP.
The alteration or termination takes effect in accordance with rule 5.

10.2	If a Participant increases the level of participation in the DRP to Full Participation, rule 3.4 applies.

10.3	If a Participant decreases the level of participation in the DRP or increases the level of participation in the DRP to a level below Full Participation, rule 3.5 applies.

10.4	If a Participant dies, participation in the DRP terminates upon receipt by Sims Group of written notice of the death. If a Participant is declared bankrupt or is wound-up, participation in the DRP terminates upon receipt by Sims Group of a notification of bankruptcy or winding-up from the Participant or the Participant’s trustee in bankruptcy or liquidator, as the case may be. The death, bankruptcy or winding-up of 1 or more joint holders does not automatically terminate participation provided the remaining holder or all remaining joint holders are Eligible Shareholders.
11.	Reduction or termination of participation where no notice is given
11.1	Where all of a Participant’s Shares are Participating Shares and the Participant disposes of some only of those Shares then, subject to rule 10.1, the remaining Shares held by the Participant continue to be Participating Shares.

11.2	Where some only of a Participant’s Shares are Participating Shares and the Participant disposes of part of the Participant’s total shareholding, then the Shares disposed of are deemed not to be Participating Shares. If the number of Shares disposed of is more than the number of the Participant’s Shares not participating in the DRP, the disposal is deemed to include all the Participant’s shareholding not participating in the DRP, and the balance (if any) will be attributed to Participating Shares.

11.3	Where a Participant disposes of all its Shares, the Participant is deemed to have terminated participation in the DRP with respect to the shareholding on the date Sims Group registers a transfer or instrument of disposal of the Participant’s holding.
12.	Variation, suspension, reinstatement and termination of the DRP or these Rules
12.1	The DRP or these Rules may be varied, suspended (or reinstated) or terminated by the Board at any time by notification on Sims Group’s website and by notice to ASX.

12.2	The variation, suspension, reinstatement or termination takes effect upon the date specified by the Board and the variation, suspension, reinstatement or termination does not give rise to any liability on the part of, or right or action against, the Board or Sims Group or its officers, employees or agents.

12.3	If the DRP or these Rules are varied, a Participant continues to participate under the DRP and these Rules in their varied form unless the Participant terminates its participation in the DRP by submitting a Plan Election Form in accordance with these Rules.

12.4	If the DRP is suspended, an election as to participation in the DRP will also be suspended and all Shares are deemed to be non-Participating Shares for the purpose of any Dividend paid while the DRP is suspended. Upon reinstatement of the DRP, all prior elections are reinstated subject to any Plan Election Form validly given by the Shareholder prior to the next Dividend Record Date after the reinstatement of the DRP, unless the Board determines otherwise.
13.	Costs to Participants
No brokerage, commission, stamp duty or other transaction costs will be payable by Participants in respect of the Allocation of Shares under the DRP. However, a Participant assumes liability for any taxes, stamp duty or other imposts assessed against or imposed on the Participant.
14.	General
14.1	Sims Group will record, with respect to each Participant:
(a)	the name and address of the Participant (being the name and address in Sims Group’s Share register, from time to time); and

(b)	the number of Participating Shares held by the Participant from time to time.
Sims Group’s records are conclusive evidence of the matters recorded in them.

14.2	Sims Group will announce the Pricing Period and the Discount (if any) applicable to the DRP for any Dividends payable on a particular Dividend Payment Date at or around the same time it announces the Dividend.

14.3	The Board may delegate any of its powers, discretions or functions under these Rules to any person including the Share Registry.

14.4	Any Dividend payable on Participating Shares which Dividend Sims Group is entitled to retain as a result of a charge or lien in favour of Sims Group in accordance with the constitution of Sims Group, or other requirement of law, are not available for the purpose of participating in the DRP.

14.5	Subject to the constitution of Sims Group, the Board may:
(a)	implement the DRP in the manner the Board thinks fit; and

(b)	settle any difficulty, anomaly or dispute which may arise either generally or in a particular case in connection with, or by reason of, the operation of the DRP or these Rules as the Board thinks fit, whether generally or in relation to any Shareholder or DRP account or any Shares, and the determination of the Board is conclusive and binding on all relevant Shareholders and other persons to whom the determination relates.
14.6	Neither Sims Group nor any officer, employee, agent or adviser of Sims Group is liable or responsible to any Participant for any loss or alleged loss or disadvantage suffered or incurred by a Participant as a result, directly or indirectly, of any one or more of:
(a)	the establishment or operation of the DRP;

(b)	participation in the DRP; or

(c)	any advice given with respect to participation in the DRP by any person.
14.7	The accidental omission by Sims Group or the Board to give any notice under these Rules to any Shareholder, ASX or any other person will not invalidate any act, matter or thing.

14.8	The DRP, its operation and these Rules are governed by the laws of the State of New South Wales, Australia and each Shareholder submits to the jurisdiction of the Courts of that State and the Courts which may hear appeals from those Courts.